Exhibit (a)(33)
STOCKHOLDER TENDER AND SUPPORT AGREEMENT
     This Stockholder Tender and Support Agreement dated as of January 21, 2008 (this “Agreement”) is among each of the individuals or entities listed on a signature page hereto (each, a “Stockholder”) and Roche Holdings, Inc., a Delaware corporation (“Parent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) among Parent, Rocket Acquisition Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Merger Subsidiary”), and Ventana Medical Systems, Inc., a Delaware corporation (the “Company”).
     WHEREAS, each Stockholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”);
     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Subsidiary and the Company are entering into the Merger Agreement, which provides for, among other things, the making of a tender offer by Merger Subsidiary for all of the outstanding shares of the Company Common Stock and the merger of Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth therein; and
     WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:
     SECTION 1. Agreement to Tender. Each Stockholder hereby agrees to validly tender or cause to be tendered in the Offer any and all shares of Company Common Stock currently beneficially owned by such Stockholder (excluding for purposes of this Section 1 any shares of Company Common Stock that are the subject of unexercised Company Stock Options and any Company Restricted Shares and Company Performance Units) and any additional shares of Company Common Stock with respect to which such Stockholder becomes the beneficial owner (including, without limitation, whether by purchase, by the exercise of Company Stock Options or otherwise) after the date of this Agreement (collectively, but excluding any shares that are disposed of in compliance with Section 6(b), the “Subject Shares”) pursuant to and in accordance with the terms of the Offer no later than two Business Days after the receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of transmittal in the case of certificated Subject Shares. In furtherance of the foregoing, at the time of such tender, each Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments, to the extent applicable, required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that once its Subject Shares are tendered, such Stockholder will not withdraw or cause to be withdrawn any of such Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 11(d).
     SECTION 2. Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, the Company Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
     SECTION 3. Voting Agreement. Each Stockholder agrees that if such Stockholder’s Subject Shares have not been previously accepted for payment pursuant to the Offer, such Stockholder hereby agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called (each, a “Company Stockholders Meeting”), or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to all such Stockholder’s Subject Shares, in each case, to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:
     (a) in favor of (i) the adoption of the Merger Agreement and (ii) without limitation of the preceding clause (i), the approval of any proposal to adjourn or

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postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held; and
     (b) against any action or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including, but not limited to, any agreement or arrangement related to an Acquisition Proposal.
     SECTION 4. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to:
     (a) attend any and all Company Stockholder Meetings;
     (b) vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Section 3 at any such meeting; and
     (c) grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 3, all written consents with respect to the Subject Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) until the end of the Agreement Period (as defined below) and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 11(d). Each Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 3 hereof. Parent covenants and agrees with each Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 3 hereof.
     SECTION 5. Representations and Warranties of Each Stockholder. Each Stockholder, severally but not jointly as to any other Stockholder, represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof, as of the Acceptance Date and, if such Stockholder’s Subject Shares have not been previously accepted for payment pursuant to the Offer, as of the date of each Company Stockholders Meeting:

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     (a) Organization. If such Stockholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.
     (b) Authorization. If such Stockholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If such Stockholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder.
     (c) No Violation.
     (i) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder will not, (A) if such Stockholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its articles of incorporation, bylaws or similar organizational documents, (B) assuming compliance with the matters referred to in Section 5(c)(ii), contravene, conflict with, or result in a violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction or (C) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the such Stockholder is entitled under any provision of any agreement or other instrument binding upon such Stockholder, except, in the case of clauses (B) and (C), for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.
     (ii) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby

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and except for any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.
     (d) Ownership of Subject Shares. As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 6(b) hereof or accepted for payment pursuant to the Offer) at all times during the Agreement Period will be, the beneficial owner of such Stockholder’s Subject Shares with no restrictions on such Stockholder’s rights of disposition pertaining thereto, except for any applicable restrictions on Transfer under the 1933 Act. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Company Common Stock set forth on Schedule A opposite the name of such Stockholder are the only shares of Company Common Stock beneficially owned by such Stockholder on the date of this Agreement. Other than the Subject Shares and any shares of Company Common Stock that are the subject of unexercised Company Stock Options and any Company Restricted Shares and Company Performance Units held by such Stockholder (the number of which is set forth opposite the name of such Stockholder on Schedule A), such Stockholder does not own any shares of Company Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has not interest in or voting rights with respect to any securities of the Company.
     (e) Proxy. None of such Stockholder’s Subject Shares are subject to any voting agreement or proxy on the date of this Agreement, except pursuant to this Agreement.
     (f) Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against or otherwise affecting, such Stockholder or any of its or his properties or assets (including such Stockholder’s Subject Shares) that could reasonably be expected to impair the ability of such Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
     (g) Opportunity to Review; Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
     (h) Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in his capacity as such.

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     (i) No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 5, such Stockholder makes no express or implied representation or warranty with respect to any Stockholder, the Subject Shares or otherwise.
     SECTION 6. No Proxies for or Encumbrances on Subject Shares.
     (a) Except pursuant to the terms of this Agreement, during the Agreement Period, no Stockholder shall (nor permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”), (iii) otherwise permit any Liens to be created on, or (iv) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of, any Subject Shares. No Stockholder shall, and shall not permit any Person under such Stockholder’s control or any of its or their respective representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding.
     (b) Notwithstanding the foregoing, each Stockholder shall have the right to Transfer all or any portion of its or his Subject Shares to a Permitted Transferee of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Stockholder, (A) any other Stockholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clauses (A) or (B), or (E) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.
     (c) Each Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.
     SECTION 7. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Subject

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Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement, including, without limitation, under Section 262 of Delaware Law.
     SECTION 8. Notices of Certain Events. Each Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Section 5.
     SECTION 9. Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.
     SECTION 10. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.
     SECTION 11. Miscellaneous.
     (a) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,
     If to Parent:
Roche Holdings, Inc.
1220 N. Market St., Suite #334
Wilmington, DE 19801-2535
Attention: Carol Fiederlein
Facsimile No.: (302) 425-4713
     with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention:  Christopher Mayer
                   Marc O. Williams
Facsimile No.: (212) 450-3800

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     If to a Stockholder, to his, her or its address set forth on a signature page hereto, with copies to:
Sidley Austin LLP
1 South Dearborn Street
Chicago, Illinois 60603
Attention:  Thomas A. Cole
                   Frederick C. Lowinger
                   Michael A. Gordon
                   Robert L. Verigan
Facsimile No.: (312) 853-7036
Snell & Wilmer LLP
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004
Attention: Daniel M. Mahoney
Facsimile No.: (602) 382-6070
and/or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
     (b) Amendment and Waivers.
     (i) Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
     (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     (c) Binding Effect; Benefit; Assignment.

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     (i) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (ii) Neither any Stockholder, on the one hand, nor Parent, on the other hand, may assign this Agreement or any of his or its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of Parent or such Stockholder, as applicable, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of its obligations under this Agreement.
     (d) Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earlier of (i) the Effective Time, (ii) the termination of this Agreement by written notice from Parent to the Stockholders, (iii) the occurrence of an Adverse Recommendation Change, and (iv) the termination, or modification in a manner adverse to the stockholders of the Company, of the Offer or the termination of the Merger Agreement in accordance with its terms (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (A) Sections 11(a), 11(b), 11(e), 11(h) and 11(n) shall survive such termination and (B) no such termination shall relieve or release any Stockholder or Parent from any obligations or liabilities arising out of his or its breach of this Agreement prior to its termination.
     (e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
     (i) This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
     (ii) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue

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of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11(a) shall be deemed effective service of process on such party.
     (iii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     (g) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
     (h) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense.
     (i) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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     (j) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
     (k) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (l) Interpretation. Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In this Agreement, the Stockholder of any Company Common Stock held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.
     (m) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     (n) Obligations. The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Stockholder.
     (o) Stockholder Capacity. Each Stockholder is signing and entering this Agreement solely in his capacity as the beneficial owner of Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him in his capacity as an employee, officer or director of the Company or any Subsidiary of the Company.
     (p) Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.
     SECTION 12. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder, as of the date hereof and as of the date of each Company Stockholders Meeting and the Acceptance Date, that it has full power and authority to execute and deliver this Agreement and to perform its

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obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement constitutes a valid and legally binding obligation of Parent.
[The next page is the signature page]

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     The parties hereto have executed this Tender and Support Agreement as of the date first written above.

ROCHE HOLDINGS, INC.

By:	/s/ Carol Fiederlein

Name: Carol Fiederlein
Title: Vice President and
Corporate Secretary
[Stockholder Signatures Begin on the Next Page]

Edward M. Giles
/s/ Edward M. Giles

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Christopher M. Gleeson
/s/ Christopher M. Gleeson

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Hany Massarany
/s/ Hany Massarany

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

James R. Weersing
/s/ James R. Weersing

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Thomas D. Brown
/s/ Thomas D. Brown

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Thomas M. Grogan, M.D.
/s/ Thomas M. Grogan, M.D.

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Rodney F. Dammeyer
/s/ Rodney F. Dammeyer

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Mark D. Tucker
/s/ Mark D. Tucker

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Mark C. Miller
/s/ Mark C. Miller

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

Lawrence L. Mehren
/s/ Lawrence L. Mehren

Address:

[Stockholder Tender and Support Agreement — Stockholder Signature Page]

SCHEDULE A

		Number of
		Shares
		Subject
		to
	Number of	Unexercised	Number of	Number of
	Shares	Company	Company	Company
	Beneficially	Stock	Restricted	Performance
Name	Owned	Options	Shares	Units
Thomas D. Brown	0	48,114	0	0
Rodney Dammeyer	0	37,453	0	0
Edward M. Giles	231,082	115,724	0	0
Christopher M. Gleeson	75,857	590,263	0	4,354
Thomas M. Grogan, M.D.	63,771	212,097	0	0
Hany Massarany	12,632	226,164	0	15,000
Lawrence L. Mehren	0	66,666	0	0
Mark C. Miller	40,800	128,954	0	0
Mark D. Tucker	11,823	36,000	11,000	0
James R. Weersing	118,568	81,209	0	0

A-1